Exhibit (a)(1)(H)

Vector Capital Commences Tender Offer for All Outstanding Shares of Sizmek

— Previously-Announced Offer Price of $3.90 Per Share in Cash —

AUSTIN, Texas, August 29, 2016 — Sizmek Inc. (NASDAQ: SZMK) ( “Sizmek” or the “Company”) and Vector Capital (“Vector”) today announced that Solomon Merger Subsidiary, Inc. has commenced the previously-announced tender offer for all of the outstanding shares of common stock of the Company at a price of $3.90 per share, net to the seller in cash without interest.

On August 3, 2016, the Company and Vector announced that the Company and affiliates of Vector had entered into a definitive merger agreement pursuant to which the tender offer would be made. Solomon Merger Subsidiary, Inc. and its parent company, Solomon Holding, LLC, are affiliated with Vector. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of certain conditions, the Company will merge with Solomon Merger Subsidiary, Inc., and all outstanding shares of the Company’s common stock (other than shares owned by Solomon Holding, LLC, Solomon Merger Subsidiary, Inc. or the Company, or by any stockholder of the Company who or which is entitled to and properly demands and perfects appraisal of such shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will be automatically cancelled and converted into the right to receive cash equal to the $3.90 offer price per share, without interest. The Company’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to and in the best interests of Sizmek’s stockholders, has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, and recommends that Sizmek’s stockholders accept the tender offer and tender their shares in the tender offer.

Solomon Holding, LLC and Solomon Merger Subsidiary, Inc. are filing with the Securities and Exchange Commission (the “SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms and conditions of the tender offer. Additionally, the Company is filing with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the Company’s board of directors that the Company’s stockholders accept the tender offer and tender their shares into the tender offer.

The completion of the tender offer is conditioned upon, among other things, satisfaction of a minimum tender condition and expiration or termination of any waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, at the end of September 26, 2016, unless extended or earlier terminated in accordance with the terms of the merger agreement. Upon the completion of the transaction, Sizmek will become a privately held company.

About Sizmek

Sizmek Inc. (NASDAQ: SZMK) fuels digital advertising campaigns for advertisers and agencies around the world with cutting-edge technology to engage audiences across any screen. For the last 15 years, the online business that is now Sizmek has proudly pioneered industry firsts in digital, including rich media, video and online targeted advertising across several channels. Sizmek’s open ad management stack, Sizmek MDX, delivers the most creative and impactful multiscreen digital campaigns, across mobile, display, rich media, video and social, all powered by an unrivaled data platform. With New York City as a center of operations, Sizmek connects about 19,000 advertisers and 3,700 agencies to audiences, serving more than 1.3 trillion impressions a year. Sizmek operates on the ground in about 65 countries with a team of approximately 1,000 employees. For more information, visit www.sizmek.com.

About Vector Capital

Vector Capital is a leading global private equity firm specializing in transformational investments in established technology businesses. Vector identifies and pursues these investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers, and shareholders. Among Vector’s notable investments are 20-20 Technologies, Aladdin Knowledge Systems, Allegro Development, Cambium Networks, Certara, ChyronHego, CollabNet, Corel, Emarsys, IPVALUE Management, LANDesk Software, Niku, Gerber Technology, RAE Systems, Register.com, Saba Software, SafeNet, Technicolor, Teletrac, Tidel, Triton Digital, VFO, and WatchGuard Technologies. For more information, visit www.vectorcapital.com.

Notice to Investors

This press release is not an offer to purchase or a solicitation of an offer to sell shares of Sizmek’s common stock.

The solicitation and the offer to purchase shares of Sizmek’s common stock described in this press release will be made only pursuant to the offer to purchase and related materials that Vector has filed on Schedule TO with the SEC. In addition, Sizmek has filed its recommendation of the tender offer on Schedule 14D-9 with the SEC. Additionally, Sizmek and Vector will file other relevant materials in connection with the proposed acquisition of Sizmek by Vector pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF SIZMEK ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the investor relations section of the Company’s website (https://www.sizmek.com).

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on the Company’s current beliefs and expectations. These forward-looking statements include, without limitation, statements regarding the planned completion of the tender offer and the acquisition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company’s actual future results may differ materially from the Company’s current expectations due to the risks and uncertainties inherent in its business, the tender offer and acquisition. These risks include, but are not limited to: uncertainties as to the timing of the tender offer and the acquisition; uncertainties as to the percentage of the Company’s stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on the Company’s business including its ability to develop and achieve commercial success for new online products and services and replace its existing Sizmek MDX platform with a new platform that is currently in development without experiencing service disruptions; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the business of the Company, including the risks detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the SEC, as well as the tender offer materials filed by Vector Capital and its affiliates and the solicitation/recommendation statement filed by the Company in connection with the tender offer. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

Contacts

For Sizmek:

Joann Horne

Market Street Partners

jhorne@marketstreetpartners.com

(415) 445-3233

For Vector Capital:

Jonathan Gasthalter / Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

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